                                                                                                                                                    Exhibit 99.1

Parent of CFBank, NA

PRESS RELEASE
FOR IMMEDIATE RELEASE:	July 28, 2020
For Further Information:	Timothy T. O'Dell, President & CEO
Phone: 614.318.4660
Email: timodell@cfbankmail.com

CF BANKSHARES INC. ANNOUNCES RECORD NET INCOME FOR 2ND QUARTER, WITH FIRST HALF 2020 NET INCOME SURPASSING FULL YEAR 2019 NET INCOME RESULTS.

Columbus, Ohio –  July 28, 2020  – CF Bankshares Inc. (formerly known as Central Federal Corporation) (NASDAQ: CFBK) (the “Company”), the parent of CFBank, today announced financial results for the second quarter and year to date ended June 30, 2020.

Second Quarter 2020 Highlights

•	Net income of $10.1 million, an increase of 342% when compared to the same quarter of 2019.
•	Pre-Provision, Pre-Tax Net Revenue (“PPNR”) of $15.8 million compared to $2.9 million in Q2 2019, which represents a 453% increase.
•	Return of average assets (ROA) was 3.70% for the quarter and PPNR return on average assets was 5.81%.
•	Return on average equity (ROE) for the quarter was 47.0% compared to 18.8% for the same quarter of 2019.
•	Total assets topped $1 Billion as of June 30, 2020.
•	Book value per common share increased to $14.14 at June 30, 2020, which represents a $1.29 per share increase during the second quarter.
•	Noninterest-bearing deposit balances increased 42% during the 2nd quarter.
•	Funded $126.2 million of Paycheck Protection Program (“PPP”) Loans to 558 borrowers.

Timothy T. O’Dell, President and CEO, commented, “We are extremely pleased with our record Q2 net income of $10.1 million, up 342% over Q2 2019.  During the first six months of this year, we have surpassed our full year net income for 2019.  For the second quarter, we achieved ROA of 3.7% coupled with ROE of 47%.  Our record earnings also reflected increased provisioning, with over $3 million added to ALLL during Q2 (43% increase to ALLL).

“Our Q2 highlights also included our total assets topping $1 billion and book value surpassing $14/share.  During the second quarter, we also achieved noninterest income of nearly $20 million, driven mostly through successful expansion of our national mortgage lending business.

“You might recall, we went somewhat against the prevailing grain/consensus earlier when we invested in expanding our mortgage lending business. However, based upon earlier mortgage lending industry experience, and our commitment to expanding Noninterest Income, we concluded that having a strong mortgage lending business coupled with our Commercial Banking businesses would provide business balance and diversification along with providing for increased customer acquisition and greater cross-selling opportunities.  We believe the result of quality customer acquisition drives increased franchise value.

“Among our key initiatives for the second half of 2020, we will be looking to capitalize on cross-selling to new Commercial and Consumer banking customers.  Our successes with the PPP lending program opened doors to relationships with new to CFBank businesses, resulting in new commercial, deposit and cash management business.  Given the expected continuation of the current low interest rate environment, we remain optimistic about the outlook for our mortgage lending business.

“During the second half of 2020, we feel we are well positioned to continue capitalizing on our strong first half momentum, by investing in growing our core lines of businesses. Also, we are focused on increasing our market presence in those regional metro markets that we serve along with expanding our deposit gathering franchise.  The impact of COVID-19 on our borrowers and credit quality, remains unclear.  Our credit quality at June 30, 2020 remained strong, and our loan deferrals are modest at approximately 12% of outstanding loan balances at June 30, 2020.  We anticipate gaining greater clarity as we move forward in Q3 and Q4.  During Q2 we increased our ALLL by roughly 43%, while producing record earnings.  We will continue to monitor and adjust as we gain additional insights and experience.

“Onward & Upward!”

Robert E. Hoeweler, Chairman of the Board, added: “In late 2012 our group of investors provided funds and management to recapitalize the Company and CFBank. The assets of CFBank had decreased to approximately $230 million at the time of the recapitalization. Since then, we have increased CFBank’s assets over four fold to $1.15 billion assets in just under 8 years. Our team has achieved this growth through very difficult economic times. Our growth was accomplished with a firm commitment to attracting top performing customers and strong credit quality.  We have built a banking team of which we are very proud. I would like to give thanks to Tim O’Dell for his clear vision and leadership for these past 8 years, thanks to my fellow directors for their support of management, and thanks to our employees for their dedication, long hours, and hard work. We are proud of reaching over a billion in assets but we are just getting started.”

Overview of Results

Net income for the three months ended June 30, 2020 totaled $10.1 million (or $1.53 per diluted common share) and increased $7.8 million, or 341.6%, compared to net income of $2.3 million (or $0.55 per diluted common share) for the three months ended June 30, 2019.

Net income for the six months ended June 30, 2020 totaled $12.1 million (or $1.82 per diluted common share) and increased $8.1 million, or 204.8%, compared to net income of $4.0 million (or $0.93 per diluted common share) for the six months ended June 30, 2019.

Net interest income.  Net interest income totaled $6.3 million for the quarter ended June 30, 2020 and increased $1.1 million, or 20.2%, compared to net interest income of  $5.2 million for the quarter ended June 30, 2019.  The increase in net interest income was primarily due to a $1.4 million, or 16.0%, increase in interest income, partially offset by a $309,000, or 9.4%, increase in interest expense.  The increase in interest income was primarily attributed to a $360.7 million, or 53.2%, increase in average interest-earning assets outstanding, resulting primarily from an increase in net loans and loans held for sale, partially offset by a 121bps decrease in average yield on interest-earning assets.  The increase in interest expense was attributed to a $290.8 million, or 53.7%, increase in average interest-bearing liabilities, partially offset by a 70bps decrease in the average cost of funds on interest-bearing liabilities.    The net interest margin of 2.42% for the quarter ended June 30, 2020 decreased 66bps compared to the net interest margin of 3.08% for the quarter ended June 30, 2019.

Net interest income totaled $12.4 million for the six months ended June 30, 2020 and increased $2.1 million, or 20.1%, compared to net interest income of $10.3 million for the six months ended June 30, 2019.  The increase in net interest income was primarily due to a $3.4 million, or 20.1%, increase in interest income, partially offset by a $1.3 million, or 21.1%, increase in interest expense.  The increase in interest income was primarily attributed to a $288.7 million, or 43.9%, increase in average interest-earning assets outstanding, resulting primarily from an increase in net loans and loans held for sale, partially offset by an 81bps decrease in average yield on interest-earning assets.  The increase in interest expense was attributed to a $241.6 million, or 46.4%, increase in average interest-bearing liabilities, partially offset by a 41bps decrease in the average cost of funds on interest-bearing liabilities.  The net interest margin of 2.62% for the six months ended June 30, 2020 decreased 52bps compared to the net interest margin of 3.14% for the six months ended June 30, 2019.

Provision for loan and lease losses.  The provision for loan and lease losses expense for the quarter ended June 30, 2020 was $3.1 million compared to no provision for loan and lease losses expense for the quarter ended June 30, 2019. The increase in the provision for loan and lease losses was a reflection of the increased economic stress associated with the pandemic and specific consideration of its impact on certain industries.  Net charge-offs for the quarter ended June 30, 2020 totaled $91,000, compared to net recoveries of $5,000 for the quarter ended June 30, 2019.

The provision for loan and lease losses expense for the six months ended June 30, 2020 was $3.1 million compared to no provision for loan and lease losses expense for the six months ended June 30, 2019.  As noted above, the increase in the provision for loan and lease losses was a reflection of the increased economic stress associated with the pandemic and specific consideration of its impact on certain industries.    Net charge-offs for the six months ended June 30, 2020 totaled $156,000, compared to net recoveries of $17,000 for the six months ended June 30, 2019.

Noninterest income.  Noninterest income for the quarter ended June 30, 2020 totaled $19.9 million and increased $17.3 million, or 674.1%, compared to $2.6 million for the quarter ended June 30, 2019.  The increase was primarily due to a $17.3 million increase in net gain on sale of loans.  The increase in net gain on sale of loans was primarily a result of increased sales volume related to our residential mortgage lending business.

Noninterest income for the six months ended June 30, 2020 totaled $23.3 million and increased $19.0 million, or 447.1%, compared to $4.3 million for the quarter ended June 30, 2019.  The increase was primarily due to an  $18.6 million increase in net gain on sale of loans, coupled with a $407,000 increase in swap fee income.  The increase in net gain on sale of loans was primarily a result of increased sales volume related to our residential mortgage lending business.  The increase in swap fee income was due to an increase in customer swap transactions.

Noninterest expense.  Noninterest expense for the quarter ended June 30, 2020 totaled $10.3 million and increased $5.4 million, or 109.1%, compared to $4.9 million for the quarter ended June 30, 2019.  The increase in noninterest expense during the three months ended June 30, 2020 was primarily due to a $3.6 million increase in salaries and employee benefits expense, an  $826,000 increase in professional fees expense, and a $632,000 increase in advertising and marketing expense. The increase in salaries and employee benefits expense was primarily due to the expansion of our residential mortgage lending business, consistent with our focus on driving noninterest income, coupled with an increase in personnel to support our growth, infrastructure and risk management practices.  The increase in professional fees was related to increased activities, volumes and outsourcing in our residential mortgage business.    The increase in advertising and marketing expense was primarily due to increased expenditures related to leads-based marketing to drive revenue growth in our residential mortgage lending business.

Noninterest expense for the six months ended June 30, 2020 totaled $17.4 million and increased $7.8 million, or 80.3%, compared to $9.6 million for the six months ended June 30, 2019.  The increase in noninterest expense during the six months ended June 30, 2020 was primarily due to a $4.2 million increase in salaries and employee benefits expense, a $1.5 million increase in professional fees expense, and a $1.3 million increase in advertising and marketing expense. The increase in salaries and employee benefits expense was primarily due to the expansion of our residential mortgage lending business, consistent with our focus on driving noninterest income, coupled with an increase in personnel to support our growth, infrastructure and risk management practices.  The increase in professional fees was related to increased activities, volumes and outsourcing in our residential mortgage business.    The increase in advertising and marketing expense was primarily due to increased expenditures related to leads-based marketing to drive revenue growth in our residential mortgage lending business.

Income tax expense.  Income tax expense was $2.6 million for the quarter ended June 30, 2020,  an increase of $2.0 million, compared to $583,000 for the quarter ended June 30, 2019.  The effective tax rate for the quarter ended June 30, 2020 was approximately 20.7%, as compared to approximately 20.4% for the quarter ended June 30, 2019.

Income tax expense was $3.2 million for the six months ended June 30, 2020, an increase of $2.2 million, compared to $1.0 million for the quarter ended June 30, 2019.  The effective tax rate for the quarter ended June 30, 2020 was approximately 20.7%, as compared to approximately 20.2% for the quarter ended June 30, 2019.

Balance Sheet Activity

General.  Assets totaled $1.1 billion at June 30, 2020 and increased $265.5 million, or 30.2%, from $880.5 million at December 31, 2019.  The increase was primarily due to a $183.2 million increase in net loan balances,  a $31.5 million increase in cash and cash equivalents, and a  $30.2 million increase in loans held for sale.

Cash and cash equivalents.  Cash and cash equivalents totaled $77.4 million at June 30, 2020, and increased $31.5 million, or 68.7%, from $45.9 million at December 31, 2019.  The increase in cash and cash equivalents was primarily attributed to increases in FHLB advances and other borrowings and deposits, partially offset by an increase in net loans and loans held for sale.

Securities.  Securities available for sale totaled $10.8 million at June 30, 2020, and increased  $2.6 million, or 32.2%, compared to $8.2 million at December 31, 2019.  The increase was due to security purchases, partially offset by principal maturities.

Loans held for sale.    Loans held for sale totaled $165.9 million at June 30, 2020 and increased $30.2 million, or 22.2%, from $135.7 million at December 31, 2019.

Loans and Leases.    Net loans and leases totaled $846.5 million at June 30, 2020, and increased $183.2 million, or 27.6%, from $663.3 million at December 31, 2019.  The increase was primarily due to a $156.9 million increase in commercial loan balances, a  $24.7 million increase in commercial real estate loan balances,  an $8.0 million increase in single-family residential loan balances, and  a $7.4 million increase in multi-family loan balances, partially offset by an  $8.1 million decrease in construction loan balances.  The increases in the aforementioned loan balances were primarily due to the origination and funding of $126.2 million of loans under the SBA’s Paycheck Protection Program (PPP), coupled with increased sales activity and new relationships.  The decrease in construction loan balances was primarily due to the completion of construction projects.

The following table presents the recorded investment in loans and leases for certain non-owner occupied loan types ($ in thousands)

	June 30, 2020	March 31, 2020
Construction - 1-4 family	$10,555	$11,551
Construction - Multi-family	30,404	27,385
Construction - Non-residential	26,333	24,292
Hotel/Motel	12,983	14,681
Industrial / Warehouse	38,361	38,219
Land/Land Development	27,871	27,912
Medical/Healthcare/Senior Housing	5,582	5,632
Multi-family	42,651	47,275
Office	26,972	28,656
Retail	32,042	36,154
Other	$29,430	$15,524

Allowance for loan and lease losses (ALLL).    The allowance for loan and lease losses totaled $10.1 million at June 30, 2020, and increased $3.0 million, or 41.6%, from  $7.1 million at December 31, 2019.  The increase in the ALLL is due to $3.1 million in the provision for loan and lease losses expense, partially offset by net charge-offs during the six months ended June 30, 2020.  The ratio of the ALLL to total loans was 1.18% at June 30, 2020, compared to 1.06% at December 31, 2019.  The ratio of the ALLL to total loans, excluding loan balances subject to SBA guarantees, was 1.40% at June 30, 2020, compared to 1.07% at December 31, 2019.

Deposits.  Deposits totaled $849.0 million at June 30, 2020, an increase of $102.7 million, or 13.8%, from $746.3 million at December 31, 2019.      The increase is due to a $70.0 million increase in interest-bearing deposit accounts and a $32.7 million increase in noninterest-bearing account balances.  Interest-bearing deposit accounts increased to $700.8 million at June 30, 2020, from $630.8 million at December 31, 2019.  The increase in interest-bearing accounts is primarily attributed to a $36.2 million increase in certificate of deposit account balances,  a $16.9 million increase in money market account balances, and a $14.7 million increase in interest-bearing checking account balances.  The increase in certificate of deposit account balances was due to increases in retail and listing service certificates of deposits, partially offset by a decrease in brokered certificates of deposit.  The increases in retail certificate of deposits and money market account balances were primarily due to increases in customer relationships and balances from on-going sales and marketing activities. The increase in interest-bearing checking is primarily related to the balances in the Insured Cash Sweep (ICS) programs offered through Promontory Interfinancial Network.  The increase in noninterest bearing checking account balances was primarily driven by PPP loan proceeds being deposited into customers’ accounts.

Stockholders’ equity. Stockholders’ equity totaled $92.6 million at June 30, 2020, an increase of $11.9 million, or 14.8%, from $80.7 million at December 31, 2019.  The increase in total stockholders’ equity was primarily attributed to  net income.

About CF Bankshares Inc. and CFBank

CF Bankshares Inc., formerly known as Central Federal Corporation, is a financial holding company that owns 100% of the stock of CFBank, National Association (CFBank). CFBank is a boutique Commercial bank headquartered in Columbus, Ohio. CFBank has focused on bettering the Ohio economy and serving the financial needs of closely held businesses since 1892. Over a century has passed, and yet, our focus remains the same: guide fellow Ohioans to financial stability and success with agility, ease, and care. CFBank grew from a Federal Savings Association to a National Bank in December of 2016. As CFBank has expanded, we’ve maintained our penchant for individualized service and direct customer access to decision makers. CFBank now has locations in four major metro Ohio markets - Columbus, Cleveland, Cincinnati, and Akron, as well as branch locations in Columbiana Country (two locations).  In every location, CFBank provides commercial loans and leases, commercial and residential real estate loans and treasury management depository services, corporate treasury management, residential lending, and full service retail banking services and products. In addition, CFBank also has a national residential lending platform.  CFBank is also glad to offer its clients the convenience of online internet banking, mobile banking, and remote deposit.

Additional information about the Company and CFBank is available at www.CFBankOnline.com

Use of Non-GAAP Financial Measures

This earnings release contains financial information and performance measures determined by methods other than in accordance with accounting principles generally accepted in the United States of America (GAAP).  Management uses these "non-GAAP" financial measures in its analysis of the Company’s performance and believes that these non-GAAP financial measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods and peers.  These disclosures should not be viewed as substitutes for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.  Non-GAAP financial measures included in this earnings release include Pre-Provision, Pre-Tax Net Revenue (PPNR) and PPNR Return on Average Assets.  A reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures is included at the end of this earnings release under the heading "GAAP TO NON-GAAP RECONCILIATION."

FORWARD LOOKING STATEMENTS

This earnings release and other materials we have filed or may file with the Securities and Exchange Commission (“SEC”) contain or may contain forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Reform Act of 1995, which are made in good faith by us.  Forward-looking statements include, but are not limited to: (1) projections of revenues, income or loss, earnings or loss per common share, capital structure and other financial items; (2) plans and objectives of the management or Boards of Directors of CF Bankshares Inc. or CFBank; (3) statements regarding future events, actions or economic performance; and (4) statements of assumptions underlying such statements.  Words such as "estimate," "strategy," "may," "believe," "anticipate," "expect," "predict," "will," "intend," "plan," "targeted," and the negative of these terms, or similar expressions, are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements.  Various risks and uncertainties may cause actual results to differ materially from those indicated by our forward-looking statements, including, without limitation, impacts from the ongoing COVID-19 pandemic on local, national and global economic conditions in general and on our industry and business in particular, including adverse impacts on our customer’s operations, financial condition and ability to repay loans, changes in interest rates or disruptions in the mortgage market, and the effects of various governmental responses to the pandemic, including stimulus packages and programs;  potential litigation or other risks related to participating in the U.S. Small Business Administration Paycheck Protection Program; and those additional risks detailed from time to time in our reports filed with the SEC, including those identified in “Item 1A.  Risk Factors” of Part I of our Annual Report on Form 10-K filed with SEC for the year ended December 31, 2019, and in “Item 1A. Risk Factors” of Part II of our Quarterly Report on Form 10-Q filed with the SEC for the quarter ended March 31, 2020.

Forward-looking statements are not guarantees of performance or results.  A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement.  We believe that we have chosen these assumptions or bases in good faith and that they are reasonable.  We caution you, however, that assumptions or bases almost always vary from actual results, and the differences between assumptions or bases and actual results can be material.  The forward-looking statements included in this earnings release speak only as of the date hereof.  We undertake no obligation to publicly release revisions to any forward-looking statements to reflect events or circumstances after the date of such statements, except to the extent required by law.

Consolidated Statements of Income
($ in thousands, except share data)
(unaudited)	Three months ended			Six months ended
	June 30,			June 30,
	2020	2019	% change	2020	2019	% change
Total interest income	$9,868	$8,505	16%	$19,814	$16,446	20%
Total interest expense	3,585	3,276	9%	7,408	6,117	21%
Net interest income	6,283	5,229	20%	12,406	10,329	20%

Provision for loan and lease losses	3,125	-	n/m	3,125	-	n/m
Net interest income after provision for loan and lease losses	3,158	5,229	-40%	9,281	10,329	-10%

Noninterest income
Service charges on deposit accounts	139	138	1%	290	262	11%
Net gain on sales of loans	19,625	2,362	731%	22,469	3,865	481%
Swap fee income	14	-	n/m	407	-	n/m
Other	78	65	20%	134	132	2%
Noninterest income	19,856	2,565	674%	23,300	4,259	447%

Noninterest expense
Salaries and employee benefits	6,250	2,643	136%	9,295	5,144	81%
Occupancy and equipment	247	228	8%	500	446	12%
Data processing	427	293	46%	874	609	44%
Franchise and other taxes	184	106	74%	363	212	71%
Professional fees	1,182	356	232%	2,187	644	240%
Director fees	221	133	66%	379	264	44%
Postage, printing and supplies	58	59	-2%	116	126	-8%
Advertising and marketing	1,248	616	103%	2,523	1,242	103%
Telephone	52	45	16%	106	90	18%
Loan expenses	65	45	44%	162	91	78%
Foreclosed assets, net	-	-	n/m	-	(9)	n/m
Depreciation	94	78	21%	180	149	21%
FDIC premiums	134	152	-12%	291	304	-4%
Regulatory assessment	45	40	13%	90	82	10%
Other insurance	27	24	13%	54	47	15%
Other	79	113	-30%	237	184	29%
Noninterest expense	10,313	4,931	109%	17,357	9,625	80%

Income before income taxes	12,701	2,863	344%	15,224	4,963	207%
Income tax expense	2,633	583	352%	3,150	1,002	214%
Net Income	10,068	2,280	342%	$12,074	$3,961	205%
Accretion of discount and value of warrants exercised related to Series B preferred stock	-	157	n/m	-	183	n/m
Earnings allocated to participating securities (Series C preferred stock)	(1,218)	-	n/m	(1,866)	-	n/m
Net Income attributable to common stockholders	$8,850	$2,437	263%	$10,208	$4,144	146%

Share Data
Basic earnings per common share	$1.54	$0.55		$1.84	$0.95
Diluted earnings per common share	$1.53	$0.55		$1.82	$0.93

Average common shares outstanding - basic	5,739,097	4,412,726		5,536,521	4,384,395
Average common shares outstanding - diluted	5,802,578	4,452,637		5,601,447	4,435,364

n/m - not meaningful

Consolidated Statements of Financial Condition

($ in thousands)	Jun 30,	Mar 31,	Dec 31,	Sept 30,	Jun 30,
(unaudited)	2020	2020	2019	2019	2019
Assets
Cash and cash equivalents	$77,376	$75,352	$45,879	$37,299	$34,323
Interest-bearing deposits in other financial institutions	100	100	100	100	100
Securities available for sale	10,802	11,390	8,174	9,183	10,189
Loans held for sale	165,891	115,197	135,711	82,382	52,184
Loans and leases	856,636	714,941	670,441	637,516	605,724
Less allowance for loan and lease losses	(10,107)	(7,073)	(7,138)	(7,057)	(7,029)
Loans and leases, net	846,529	707,868	663,303	630,459	598,695
FHLB and FRB stock	5,216	4,510	4,008	3,969	3,816
Premises and equipment, net	4,005	4,040	3,991	4,052	4,032
Operating lease right of use assets	1,588	1,685	1,780	1,874	1,967
Bank owned life insurance	5,416	5,381	5,345	5,309	5,272
Accrued interest receivable and other assets	29,165	19,842	12,254	11,810	10,415
Total assets	$1,146,088	$945,365	$880,545	$786,437	$720,993

Liabilities and Stockholders' Equity
Deposits
Noninterest bearing	$148,188	$104,322	$115,530	$110,378	$106,716
Interest bearing	700,850	644,183	630,793	575,569	521,870
Total deposits	849,038	748,505	746,323	685,947	628,586
FHLB advances and other debt	165,806	82,594	29,017	22,500	18,500
Advances by borrowers for taxes and insurance	782	636	929	509	340
Operating lease liabilities	1,750	1,856	1,960	2,062	2,163
Accrued interest payable and other liabilities	21,320	14,078	6,846	6,741	5,698
Subordinated debentures	14,825	14,815	14,806	14,796	14,786
Total liabilities	1,053,521	862,484	799,881	732,555	670,073

Stockholders' equity	92,567	82,881	80,664	53,882	50,920
Total liabilities and stockholders' equity	$1,146,088	$945,365	$880,545	$786,437	$720,993

Consolidated Financial Highlights
	At or for the three months ended					At or for the six months ended
($ in thousands except per share data)	Jun 30,	Mar 31,	Dec 31,	Sept 30,	Jun 30,	June 30,
(unaudited)	2020	2020	2019	2019	2019	2020	2019
Earnings
Net interest income	$6,283	$6,123	$6,040	$5,331	$5,229	$12,406	$10,329
Provision for loan and lease losses	$3,125	$-	$-	$-	$-	$3,125	$-
Noninterest income	$19,856	$3,444	$4,174	$3,287	$2,565	$23,300	$4,259
Noninterest expense	$10,313	$7,044	$6,426	$5,328	$4,931	$17,357	$9,625
Net Income	$10,068	$2,006	$3,023	$2,617	$2,280	$12,074	$3,961
Basic earnings per common share	$1.54	$0.31	$0.51	$0.59	$0.55	$1.84	$0.95
Diluted earnings per common share	$1.53	$0.30	$0.51	$0.59	$0.55	$1.82	$0.93

Performance Ratios (annualized)
Return on average assets	3.70%	0.90%	1.45%	1.41%	1.28%	2.43%	1.15%
Return on average equity	47.02%	9.81%	16.83%	20.12%	18.77%	28.84%	16.73%
Average yield on interest-earning assets	3.80%	4.66%	4.94%	5.00%	5.01%	4.19%	5.00%
Average rate paid on interest-bearing liabilities	1.72%	2.21%	2.36%	2.45%	2.42%	1.94%	2.35%
Average interest rate spread	2.08%	2.45%	2.58%	2.55%	2.59%	2.25%	2.65%
Net interest margin, fully taxable equivalent	2.42%	2.87%	3.04%	3.02%	3.08%	2.62%	3.14%
Efficiency ratio	39.45%	73.63%	62.91%	61.82%	63.27%	48.61%	65.98%
Noninterest expense to average assets	3.79%	3.15%	3.09%	2.87%	2.77%	3.50%	2.78%

Capital
Tier 1 capital leverage ratio (1)	10.44%	10.68%	10.58%	10.03%	9.44%	10.44%	9.44%
Total risk-based capital ratio (1)	14.01%	13.23%	12.96%	12.09%	11.95%	14.01%	11.95%
Tier 1 risk-based capital ratio (1)	12.77%	12.29%	11.97%	11.01%	10.79%	12.77%	10.79%
Common equity tier 1 capital to risk weighted assets (1)	12.77%	12.29%	11.97%	11.01%	10.79%	12.77%	10.79%
Equity to total assets at end of period	8.08%	8.77%	9.16%	6.85%	7.06%	8.08%	7.06%
Book value per common share	$14.14	$12.85	$12.40	$12.00	$11.39	$14.14	$11.39
Tangible book value per common share	$14.14	$12.85	$12.40	$12.00	$11.39	$14.14	$11.39
Period-end market value per common share	$10.43	$10.52	$13.95	$12.45	$12.04	$10.43	$12.04
Period-end common shares outstanding	6,546,596	5,337,598	5,376,454	4,490,275	4,471,365	6,546,596	4,471,365
Average basic common shares outstanding	5,739,097	5,333,947	5,062,244	4,488,399	4,412,726	5,536,521	4,384,395
Average diluted common shares outstanding	5,802,578	5,400,318	5,111,603	4,525,449	4,452,637	5,601,447	4,435,364

Asset Quality
Nonperforming loans	$581	$696	$2,439	$2,423	$2,418	$581	$2,418
Nonperforming loans to total loans	0.07%	0.10%	0.36%	0.38%	0.40%	0.07%	0.40%
Nonperforming assets to total assets	0.05%	0.07%	0.28%	0.31%	0.34%	0.05%	0.34%
Allowance for loan and lease losses to total loans	1.18%	0.99%	1.06%	1.11%	1.16%	1.18%	1.16%
Allowance for loan and lease losses to nonperforming loans	1739.59%	1016.24%	292.66%	291.25%	290.69%	1739.59%	290.69%
Net charge-offs (recoveries)	$91	$65	$(81)	$(28)	$(5)	$156	$(17)
Annualized net charge-offs (recoveries) to average loans	0.04%	0.04%	(0.05%)	(0.02%)	0.00%	0.04%	(0.01%)

Average Balances
Loans	$809,217	$679,720	$648,160	$618,586	$590,088	$744,468	$573,808
Assets	$1,088,656	$895,625	$832,486	$741,716	$712,132	$992,141	$691,585
Stockholders' equity	$85,652	$81,816	$71,849	$52,018	$48,576	$83,735	$47,359

(1)  Regulatory capital ratios of CFBank

GAAP TO NON-GAAP RECONCILIATION

This press release contains certain non-GAAP disclosures for: (1) PPNR and (2) PPNR return on average assets.  The Company uses these non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operations performance and to enhance investors’ overall understanding of such financial performance.  In particular, the use of PPNR is prevalent among banking regulators, investors, and analysts.  Accordingly, we disclose the non-GAAP measures in addition to the related GAAP measures of: (1) net earnings and (2) return on average assets.

The table below presents the reconciliation of these GAAP financial measures to the related non-GAAP financial measures:

Pre-provision, pre-tax net revenue ("PPNR")
and PPNR Return on Average Assets
	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2020	2020	2019	2020	2019
Net income	$10,068	$2,006	$2,280	$12,074	$3,961
Add: Provision for credit losses	3,125	-	-	3,125	-
Add: Income tax expense	2,633	517	583	3,150	1,002
Pre-provision, pre-tax net revenue	$15,826	$2,523	$2,863	$18,349	$4,963

Average Assets	$1,088,656	$895,625	$712,132	$992,141	$691,585

Return on average assets (1)	3.70%	0.90%	1.28%	2.43%	1.15%

PPNR return on average assets (2)	5.81%	1.13%	1.61%	3.70%	1.44%

(1) Annualized net income divided by average assets
(2) Annualized PPNR divided by average assets